**SHARE ESCROW AGREEMENT**

SHARE ESCROW AGREEMENT, dated as of May 8, 2026 ("***Agreement***"), by and among (i) WILLOW LANE SPONSOR, LLC, a Delaware limited liability company (the "***Sponsor***") and the sponsor of WILLOW LANE ACQUISITION CORP., a Cayman Islands exempted company (the "***SPAC***"), (ii) GOODRICH ILMJS LLC, a Delaware limited liability company (the "***Transferee***") and (iii) CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation ("***Escrow Agent***").

WHEREAS, the SPAC and Boost Run Holdings, LLC, a Delaware limited liability company (together with its subsidiaries to the extent reasonably applicable, the "***Company***"), are entering into a business combination (the "***Business Combination***"), the terms and conditions of which are set forth in that certain business combination agreement dated September 15, 2025, as amended, by and among the SPAC, the Company and the other parties named therein (the "***Business Combination Agreement***");

WHEREAS, in connection with the Business Combination, the Sponsor wishes to transfer to the Transferee, and the Transferee wishes to acquire from the Sponsor, certain interests held by the Sponsor in the SPAC;

WHEREAS, in connection with the Business Combination, certain interests held by the Sponsor are subject to certain lock-up restrictions as set forth in a letter agreement dated November 7, 2024, and as amended on September 15, 2025 by and among the SPAC, the Sponsor, the Company and the other parties named therein (as amended, the "***Lock-up Agreement***");

WHEREAS, on September 15, 2025, the Transferee and the Sponsor entered into that certain Transfer Agreement, as amended on April 24, 2026 (the "***Transfer Agreement***"), pursuant to which the Sponsor agreed to sell, and the Transferee agreed to purchase from the Sponsor, certain interests held by the Sponsor in the SPAC;

WHEREAS, Subject to the terms and conditions set forth herein, on or before six months following the consummation of the Business Combination, the Sponsor shall transfer to the Transferee, and the Transferee shall acquire from the Sponsor, for an aggregate purchase price of $2,227,548.75 in cash (the "***Purchase Price***"), the following interests held by the Sponsor in the SPAC:

a. 1,272,885 of the SPAC's Class B ordinary shares, par value $0.0001 per share ("***Founder Shares***"), representing 27.5% of the 4,628,674 Founder Shares held by the Sponsor; and

b. 1,101,986 of the SPAC's private placement warrants issued and sold simultaneously with the closing of the initial public offering of the SPAC ("***Private Placement Warrants***"), representing 27.5% of the 4,007,222 Private Placement Warrants held by the Sponsor.

Such 1,272,885 Founder Shares and such 1,101,986 Private Placement Warrants are herein referred to collectively as the "***Transfer Securities***."

WHEREAS, prior to the consummation of the transactions contemplated by the Transfer Agreement, the Sponsor and the Transferee desire that the Escrow Agent accept the Transfer Securities, in escrow, to be held and disbursed as hereinafter provided, and that the Purchase Price shall be held in a cash escrow account established by the Escrow Agent (the "***Cash Escrow Account***"), to be held and disbursed pursuant to the provisions of a separate escrow agreement amongst the parties.

IT IS AGREED:

1. Appointment of Escrow Agent. The Sponsor and Transferee hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Shares. Contemporaneously with the execution and delivery of this Agreement, the Sponsor shall deliver or cause to be delivered to the Escrow Agent evidence of book-entry shares representing the Transferred Securities (the "***Escrow Securities***") to be held in escrow in accordance with the terms of this Agreement and the Transfer Agreement.

3. Release of the Escrow Securities.

3.1 Within one (1) business day after receipt of written notification from the Escrow Agent to the Sponsor and the Transferee that the Purchase Price has been received into the Cash Escrow Account, the Sponsor shall deliver to the Escrow Agent a notice of release, in form reasonably acceptable to the Escrow Agent (a "***Notice of Release***").

3.2 The Escrow Agent will, upon receipt of such Notice of Release, release the Escrow Securities from escrow, and the Sponsor shall cause the Escrow Agent to transfer and deliver such Escrow Securities to Transferee. The Escrow Agent shall have no further duties hereunder after the disbursement of the Escrow Securities to Transferee in accordance with this Section 3.2.

3.3 If the Escrow Agent either (i) has not received the Purchase Price into the Cash Escrow Account within three (3) business days following the Purchase Deadline, or (ii) on or prior to the Purchase Deadline receives joint written instructions from Sponsor and Transferee that the Transfer Agreement has been terminated by the parties, then the Escrow Agent shall return the Escrow Securities to the Sponsor and shall have no further duties hereunder after the disbursement of the Escrow Securities in accordance with this Section 3.

As used herein, the "***Purchase Deadline***" shall be on or before the earlier of: (i) the six (6) month anniversary of Closing (as defined in the Business Combination Agreement); and (ii) the fifteenth ($15^{th}$) calendar day after the effective date of post-Closing registration statement registering the resale of the Transfer Securities under the Securities Act (as defined herein), provided that the applicable Lock-up Period (as defined in the Lock-up Agreement) for such Transfer Securities has expired.

4. Rights of Sponsor in Escrow Securities.

4.1 Voting Rights as a Shareholder. Except as herein provided, the Sponsor shall retain all of their rights as shareholders of the Company as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Securities. For as long as any shares are held in escrow pursuant to this Agreement, all dividends payable in cash with respect to the Escrow Securities shall be paid to the Sponsor, but all dividends payable in shares or other non-cash property ("***Non-Cash Dividends***") shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term "Escrow Securities" shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the

Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent in good faith to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. Subject to Section 5.8 below, the Escrow Agent shall be indemnified and held harmless by the Sponsor from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Securities held by it hereunder, other than expenses or losses arising from the gross negligence, fraud or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Securities or it may deposit the Escrow Securities with the clerk of any appropriate court or it may retain the Escrow Securities pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. Subject to Section 5.8 below, the Escrow Agent shall be entitled to reasonable compensation from the Sponsor and the Transferee for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Sponsor and the Tranferee for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Sponsor and the Transferee shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn the Escrow Securities over to a successor escrow agent appointed by the Sponsor and approved by the Transferee, which approval will not be unreasonably withheld, conditioned or delayed. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Securities with any court it reasonably deems appropriate in the State of New York.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by all of the other parties hereto; provided, however, that such resignation shall become effective only upon the appointment of a successor escrow agent selected by the Sponsor and approved by the Transferee, which approval will not be unreasonably withheld, conditioned or delayed.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence, fraud or willful misconduct.

5.8 Waiver. The Escrow Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind ("***Claim***") in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of November 7, 2024, by and between the SPAC and the Escrow Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, Borough of Manhattan, for purposes of resolving any disputes hereunder. As to any claim, cross-claim, or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.

6.2 Third Party Beneficiaries. Reserved.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may only be changed, amended, or modified by a writing signed by each of the parties hereto.

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to the Sponsor, to:

Willow Lane Sponsor, LLC
Attn: Luke Weil
Email: like@willowac.com

If to the Transferee, to:

Goodrich ILMJS LLC
Attn: Sean Goodrich
Email: sg@boostrun.com

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company

1 State Street
New York, New York 10004
Attn: Francis Wolf
Fax No.:
Email: fwolf@continentalstock.com

with a copy to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Attn: Stuart Neuhauser
Fax No.: Email: sneuhauser@egsllp.com

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

6.7 Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement on the date first written above.

WILLOW LANE SPONSOR, LLC

By: ______________________

Name: B. Luke Weil

Title: Managing Member

GOODRICH ILMJS LLC

By: ______________________

Name: Sean Goodrich

Title: Managing Member

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: ______________________

Name: STACY AQUI

Title: VICE PRESIDENT